EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1 of our report dated September 19, 2024, relating to the financial statements of Blue Line Holdings, Inc. as of June 30, 204 and for the period May 16, 2024 (date of formation) to June 30, 2024 and to all references to our firm included in this Registration Statement.

BCRG Group

Irvine, CA

September 24, 2024